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                                                                  EXHIBIT (d)(2)

                                 PLAN OF MERGER

         PLAN OF MERGER ("Plan of Merger") by and between Ironbridge Acquisition Corp, a Pennsylvania corporation ("Purchaser"), and Pitt-Des Moines, Inc., a Pennsylvania corporation (the "Company").

                                    RECITALS

         WHEREAS, Ironbridge Holding LLC, a Delaware limited liability company and sole shareholder of Purchaser ("Ironbridge"), Purchaser and the Company have entered into a Merger Agreement, dated as of February 1, 2002 (the "Merger Agreement"); and

         WHEREAS, the parties intend that Purchaser merge with and into the Company (the "Merger") in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"); and

         WHEREAS, the Board of Directors of Purchaser has approved and adopted, and deems advisable and in the best interests of its shareholder, this Plan of Merger and the transactions contemplated hereby pursuant to Section 1922 of the BCL on ___________, 2002 and the sole shareholder of Purchaser approved and adopted this Plan of Merger pursuant to Section 1924(a) of the BCL on ___________, 2002; and

         WHEREAS, the Board of Directors of the Company has approved this Plan of Merger pursuant to Section 2539(1) of the BCL; and

         WHEREAS, the Board of Directors of Purchaser, on behalf of Purchaser in its capacity as the owner of at least 80% of the outstanding shares of each class of the Company, has approved and adopted this Plan of Merger on behalf of PDM pursuant to Section 1924(b) of the BCL.

         WHEREAS, any terms not defined in this Plan of Merger shall have the meanings set forth in the Merger Agreement.

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Purchaser and the Company agree as follows:


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1.       The Merger.

         At the Effective Time, upon the terms and subject to the conditions set forth in this Plan of Merger and the Merger Agreement and in accordance with the BCL, Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by Section 1929 of the BCL and other applicable law.

2.       Effective Time.

         The Merger shall become effective at such time (the "Effective Time") as the Articles of Merger are duly filed in the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL (the "Merger Filing").

3.       Articles and By-laws of Surviving Corporation.

         The Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation initially shall be "Pitt-Des Moines, Inc.", and thereafter such Articles of Incorporation may be amended in accordance with their terms and as provided in the BCL; provided, however, that Parent, Purchaser and the Company agree that
(a) no later than the 30th day after the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation to a name that does not include the words "Pitt-Des Moines" or the initials "PDM" or any similar words or letters, (b) for a period of 180 days after such time as the name of the Surviving Corporation is so amended, the Surviving Corporation shall have the right to use the words "Pitt-Des Moines" and the initials "PDM" as its tradename, but only for the purposes of managing the remaining assets of the Surviving Corporation and identifying itself as the appropriate business entity in dealing with third parties to facilitate the sale of any of such assets and not for any other purpose, including, without limitation, use of "Pitt-Des Moines" or "PDM" as a trademark for the purpose of marketing or promoting any product or service, and
(c) notwithstanding anything to the contrary in the foregoing, any subsidiary of the Surviving Corporation may continue to use the initials "PDM" in its corporate name or in any tradename in the conduct of its business for a period of one year from the Effective Time.

         The By-laws of Purchaser as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the BCL.


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4.       Directors and Officers of Surviving Corporation.

         The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

         Except as otherwise agreed, the officers of Purchaser in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. Prior to the Effective Time, the officers of the Company shall have tendered their respective resignations, which such resignations shall be expressly conditional upon the consummation of the Merger and shall take effect automatically as of the Effective Time, without any further act of the Surviving Corporation.

5.       Conversion of Company Shares in the Merger.

         At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

         (A) each issued and outstanding share of common stock, no par value, of the Company (individually a "Share" and collectively the "Shares") which is issued and outstanding immediately prior to the Effective Time other than Shares held by Ironbridge or any subsidiary of Ironbridge or held in treasury by the Company or any subsidiary of the Company, subject to the provisions hereof, shall be automatically canceled and extinguished and converted automatically into the right to receive an amount equal to $33.90 per Share in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided below, of the certificate that formerly evidenced such Share; and

         (B) each Share owned by Ironbridge or any subsidiary of Ironbridge or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist from and after the Effective Time.

6.       Conversion of Purchaser Shares.

         At the Effective Time, by virtue of the Merger and without any action on the part of Ironbridge as the sole shareholder of Purchaser, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") shall be converted into one share of common stock, no par value per share, of the Surviving Corporation.


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7.       Exchange of Certificates.

         (A) From and after the Effective Time, each holder of an outstanding certificate that immediately prior to the Effective Time represented Shares shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration to which such holder is entitled pursuant to this Plan of Merger. Notwithstanding any other provision of this Plan of Merger, without regard to when such certificates representing Shares are surrendered for exchange as provided herein, no interest shall be paid on any payment of the Merger Consideration.

         (B) If any Merger Consideration is to be issued in a name other than that in which the certificate for Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall (i) deliver the certificate representing such Shares to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and (ii) pay any transfer or other taxes required by reason of the issuance of such Merger Consideration in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Ironbridge that such tax has been paid or is not applicable.

         (C) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Company Certificates") (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Merger Consideration. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor the applicable Merger Consideration into which the Shares theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of this Plan of Merger, and the Company Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (D) Promptly following the date which is nine months after the Effective Date, the Exchange Agent shall deliver to Ironbridge all cash, certificates and other documents in its possession relating to the transactions described in this

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             Agreement, and the Exchange Agent's duties shall terminate.
             Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Ironbridge, Purchaser, the Company or the Surviving Corporation shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

         (E) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Plan of Merger. When authorizing such payment in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation a bond in such sum as it may direct or otherwise give such indemnity as it may reasonably direct as protection against any adverse claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

         (F) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his right for payment of the fair value of such Shares in accordance with Subchapter D of Chapter 15 of the BCL and who, as of the Effective Time, has neither effectively withdrawn nor lost such right to payment, shall not be converted into or represent a right to receive the Merger Consideration but the holder thereof shall only be entitled to such rights as are granted by the BCL.

         (G) Notwithstanding the provisions of the immediately preceding subsection (F), if any holder of Shares who demands payment of the fair value of such Shares under the BCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in this Plan of Merger, without interest thereon, upon surrender of the certificate or certificates representing such Shares.

         (H) The Company shall give Parent (i) prompt notice of any written notice of dissent, written demands for payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by

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         the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of the fair value under the BCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of the fair value of any Shares or offer to settle any such demands.

8.       Closing of the Company's Transfer Books.

         At and after the Effective Time, holders of Shares shall cease to have any rights as shareholders of the Company, except for the right to receive the applicable Merger Consideration pursuant to this Plan of Merger or, if applicable, the fair value of such Shares pursuant to Section 7(F) hereof. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time shall thereafter be made.

9.       Treatment of Stock Options.

         The Company shall cause, immediately prior to the Effective Time, each then outstanding option to purchase Shares theretofore granted under any stock option plan or agreement in effect with respect to Shares to either be exercised (whether or not such option is vested or immediately exercisable) or to be extinguished by virtue of the Merger if it has not been exercised prior to the Merger. The Company may provide for the "cashless" exercise of options by advancing the funds necessary for the exercise to be repaid out of the Merger Consideration.

10.      Multiple Counterparts; Titles.

         For the convenience of the parties hereto and to facilitate the required filing of documents, any number of counterparts of this Plan of Merger may be executed, and each such counterpart shall be deemed to be an original instrument.

         The titles of the Sections of this Plan of Merger are inserted for convenience of reference and shall not affect the meaning of the terms hereof.

11.      Termination.

         This Plan of Merger will terminate upon, and be of no further force or effect following, any termination of the Merger Agreement in accordance with its terms. This Plan of Merger may be terminated by an agreement in writing executed by all parties hereto.

12.      Amendments.

         Prior to the Effective Time, the Board of Directors of Purchaser may amend this Plan of Merger.